 Exhibit 99.3

Press Release

Exar Completes Merger with Integrated Memory Logic

FREMONT, CA, September 16, 2014 – Exar Corporation (NYSE: EXAR), a leading supplier of high-performance integrated circuits and system solutions, has completed its merger with Integrated Memory Logic Limited (iML) a leading provider of power management and color calibration solutions for large and medium-sized flat panel displays used in televisions and tablets. The transaction was completed through a second-step merger to acquire all of the remaining outstanding shares of iML.  As of September 15, 2014, Exar owns 100% of the outstanding stock of iML and iML stock is no longer publicly trading.

“The merger with iML increases the diversity of our served markets and provides significant incremental scale,” said Louis DiNardo, Exar’s President and CEO. “We are very excited about iML’s new product pipeline for display solutions in both large flat panel and tablet applications as well as a the highly differentiated solutions for LED lighting. In LED lighting we can reduce cost and improving reliability. This is a powerful alternative to current solutions and we believe we can capture meaningful market share in this high growth market,” concluded Mr. DiNardo.

Shuen Chang, co-founder and CEO of iML, has been named president of Exar’s new iML display and lighting products. Mr. Chang added, “iML has had a very successful history, and by combining with Exar we will see sales and operational synergies which will enable us to take advantage of our strengths of product and technological leadership and grow our business.”

Exar, through its newly formed Cayman Islands subsidiary, acquired all of the outstanding shares of iML for NT$91.00 (approximately US$3.02) per iML share in cash. The final gross transaction value was approximately US$224 million (NT$6.8 billion), or approximately US$91 million (NT$2.7 billion) net of cash acquired.

About Exar

Exar Corporation designs, develops and markets high-performance integrated circuits and system solutions for the Communications, High-End Consumer, Industrial & Embedded Systems, and Networking & Storage markets. Exar's broad product portfolio includes analog, display, LED lighting, mixed-signal, power management, connectivity, data management, and video processing solutions. Exar has locations worldwide providing real-time customer support. For more information about Exar, visit http://www.exar.com

About iML

Integrated Memory Logic (iML) is a fabless semiconductor company, which develops and markets application specific analog, power management, and mixed signal integrated circuits. iML ICs are optimized primarily for the display, mobile systems and lighting markets. The Company is an industry leader in the field of color control management, and has an extensive portfolio of products in power management and LED drivers. iML maintains a strong footprint close to its customers and supply chain in Asia, and markets extensively to OEMs and system manufacturing houses in China, Taiwan, Korea and Japan. Founded in 1996, the Company has offices in the US and Asia. For more information about iML, visit http://www.iml-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the expected impact on Exar’s financial results, benefits and synergies of the transaction, future products, and expected integration of iML’s product offering are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. Exar urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, under the captions “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014 and the Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014, which are on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov. Exar assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For Press Inquiries Contact: press@exar.com

For Investor Relations Contact:

Ryan Benton, SVP and CFO

Phone: (510) 668-7000

Email: investorrelations@exar.com,

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